Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Principal Protected Five Currency Basket Bull Notes due June 2009
Final Term Sheet

Principal Amount:	$7,285,000.

Pricing Date:	December 14, 2007

Issue Date:	December 20, 2007

Maturity Date:

June 19, 2009 unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date will be the immediately preceding Business Day).

Initial Issue Price:	99.466%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.216%

Basket Currencies:	Brazilian Real (“BRL”), Malaysian Ringgit (“MYR”), Russian Ruble (“RUB”), Singapore Dollar (“SGD”) and Taiwan Dollar (“TWD”).

CCY Initial:	The spot exchange rate between such Basket Currency and the U.S. dollar, as calculated on the Initial Pricing Date, which are:

BRL per U.S. Dollar (“USD”) = 1.7660

MYR per USD = 3.3225

RUB per USD = 24.50

SGD per USD = 1.4410

TWD per USD = 32.29

CCY Final:	For each Basket Currency, the spot exchange rate between such Basket Currency and the U.S. Dollar expressed as the amount of the applicable Basket Currency unit per USD for customary settlement in the spot foreign exchange market as determined by the Calculation Agent in its sole discretion on the Determination Date on the following Reuters Pages at the times set out below:

BRL = BRFR “Ask” rate at 5:00 p.m. (New York time)

MYR = ABSIRFIX01 at 11:00 a.m. (Singapore time)

SGD = ABSIRFIX01 at 11:00 a.m. (Singapore time)

TWD = TAIFX1 at 11:00 a.m. (Taipei time)

RUB = EMTA at 9:15 a.m. (London time)

Redemption Amount:	On the Maturity Date an amount which will be:

If the Basket Performance is greater than 0.0%, a percentage of the principal amount of your note equal to 100% plus (the leverage factor of 1.50 times the Basket Performance); or

If the Basket Performance is equal to or less than less than 0.0%, 100% of the principal amount of your note.

Determination Date:	June 5, 2009, unless such day is not a Business Day, in which case the Determination Date shall be the next day that is a Business Day.

CUSIP:	00254EDQ2

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.